UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

UNITED AMERICAN HEALTHCARE CORPORATION

(Name of Registrant as Specified in Its Charter)

STRATEGIC TURNAROUND EQUITY PARTNERS, LP (CAYMAN)
GALLOWAY CAPITAL MANAGEMENT, LLC
BRUCE GALLOWAY
GARY L. HERMAN
SETH M. LUKASH
FRED ZEIDMAN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Strategic Turnaround Equity Partners, LP (Cayman) (“Strategic”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of United American Healthcare Corporation, a Michigan corporation (the “Company”).

On April 5, 2010, Strategic filed the following Emergency Motion for Preliminary Injunction (the “Motion”) in the United States District Court for the Eastern District of Michigan against the Company, Tom Goss, the Company’s Chairman, John Fife and related parties of John Fife.  The Motion seeks injunctive relief from, among other things, implementation of the Voting and Standstill Agreement between the Company and John Fife and his affiliates, including the voting trust and irrevocable proxy established thereunder.

UNITED STATES DISTRICT COURT FOR THE
EASTERN DISTRICT OF MICHIGAN
SOUTHERN DIVISION

STRATEGIC TURNAROUND EQUITY PARTNERS, L.P. (CAYMAN), Plaintiff, -vs- JOHN FIFE, UNITED AMERICAN HEALTHCARE CORPORATION, THOMAS GOSS, ST. GEORGE INVESTMENTS, LLC., FIFE TRADING, INC., ILIAD RESEARCH AND TRADING, L.P., and ILIAD MANAGEMENT, LLC., Defendants.	Case 2:10-cv-11305-SJM-MJH Hon. Stephen J. Murphy, III Magistrate Judge Michael Hluchaniuk

PLAINTIFF'S EMERGENCY MOTION FOR PRELIMINARY INJUNCTION

1. Plaintiff Strategic Turnaround Equity Partners, L.P. (Cayman) ("plaintiff") respectfully moves this Court for a preliminary injunction in accordance with Rule 65 of the Federal Rules of Civil Procedure.

2. As stated in plaintiff's Complaint and as set forth below, plaintiff requires injunctive relief to protect its rights in connection with the Annual Meeting of shareholders of defendant United American Healthcare Corporation ("UAHC" or the "Company"), scheduled for April 23, 2010.

3. Plaintiff has owned shares of UAHC since 2005 and recently nominated three candidates for election to UAHC's seven person Board of Directors. For the past three years, UAHC's business has been in severe decline, with profits turning to losses, while revenue and share price have plummeted. Recognizing that UAHC's shareholders will no doubt vote for new leadership, UAHC's incumbent Board has resorted to extraordinary and unlawful tactics.

4. First, UAHC's incumbent directors delayed the Company's 2009 Annual Meeting to April 23, 2010, almost 18 months after the 2008 Annual Meeting. While shareholders were denied the ability to vote, a Board ally, defendant John Fife, rapidly accumulated approximately 23% of UAHC's shares. As his share position increased, defendant Fife engaged in regular discussions with UAHC's Chairman, defendant Thomas Goss, about possible "collaboration." Defendant Fife has a checkered past, including a recent judgment for securities fraud obtained by the Securities and Exchange Commission ("SEC") and an SEC Order barring him from association with any investment advisor.

5. On March 19, 2010, UAHC at last disclosed its "collaboration" with defendant Fife — a Voting and Standstill Agreement (the "Voting Agreement") that runs roughshod over the rights of UAHC shareholders. The key provision in the Voting Agreement is Fife's issuance, through defendant St. George Investments, L.L.C. ("St. George"), of an irrevocable proxy to UAHC's incumbent Board to vote his block of shares at the Annual Meeting. The proxy was purchased with shareholder funds, through a "put" that obligates UAHC to buy the Fife block at $1.25 per share, 18% more than the closing price on the date of the Voting Agreement ($1.06) and 25% more than Fife's cost.

6. UAHC's Restated Articles of Incorporation ("Restated Articles") include extensive protections for shareholders from abusive acts by control shareholders, such as Fife, and from directors eager to use shareholder funds to entrench themselves. These protections include an anti-greenmail provision, an article prohibiting certain "business combinations" with "interested shareholders" (such as Fife), and a provision barring voting by "control shares," such as the Fife block.

7. The UAHC/Fife Voting Agreement violates each of these provisions, as well as Article 7A of Michigan's Business Corporation Act, M.C.L. § 450.1780.

8. To make matters worse, UAHC and its Chairman, defendant Thomas Goss, are about to solicit shareholder support with proxy material that is false and misleading.

9. Injunctive relief is urgently required to assure that UAHC's belated 2009 Annual Meeting is conducted on a level playing field, in conformance with federal and Michigan law and with UAHC's own Restated Articles.

10. For the reasons stated in plaintiff's Complaint and on this motion, unless defendants are enjoined from making any false or misleading statements in proxy materials, plaintiff will suffer irreparable harm by:

(a) Defendants making false or misleading statements in the proxy materials issued by UAHC in connection with its Annual Meeting scheduled for April 23, 2010; and

(b) Defendants securing proxies to vote at the Annual Meeting in favor of the incumbent candidates for the Board of Directors, based on misleading statements in their proxy.

11. For the reasons stated in plaintiff's Complaint and on this motion, unless defendants are enjoined from voting the UAHC shares that constitute a "Control Share Acquisition," namely the UAHC shares owned by St. George, or alternatively, those owned by defendant John M. Fife acquired after October 29, 2010 (1,570,935 shares), at UAHC's 2009 Annual Meeting, plaintiff will suffer irreparable harm by:

(a) Defendants UAHC and Thomas Goss, through the Secretary of UAHC, voting the proxy granted by defendant St. George at the Annual Meeting in

breach of Article XIX of UAHC's Restated Articles, which incorporates the provisions of former Chapter 7B of the Michigan Business Corporation Act; and

(b) Defendants Fife and St. George granting a proxy to vote UAHC shares that were acquired in a "Control Share Acquisition" and the voting of such shares was not approved by UAHC's shareholders in accordance with Article XIX, which incorporates the provisions of former Chapter 7B of the Michigan Business Corporation Act.

12. For the reasons stated in plaintiff's Complaint and on this motion, unless defendants are enjoined from implementing the Voting Agreement between UAHC and St. George, plaintiff will be irreparably harmed by:

(a) UAHC and defendant Fife engaging in a greenmail transaction in violation of Article XV of UAHC's Restated Articles;

(b) UAHC and defendant Fife engaging in a business combination in violation of Article 7A of the Michigan Business Corporation Act and in breach of Article XVI of the Restated Articles, which incorporates Article 7A; and

(c) Defendants UAHC and Fife engaging in an unlawful vote-buying agreement.

13. Plaintiff has demonstrated a substantial likelihood of success on the merits.

14. Plaintiff has no adequate remedy at law.

15. Greater injury will be inflicted upon plaintiff by the denial of the preliminary injunction than would be inflicted upon defendants by the granting of such relief.

16. The issuance of injunctive relief will serve the public interest in the enforcement of the securities laws and provisions in the Restated Articles and the Michigan Business Corporation Act, designed to protect shareholder democracy.

17. In accordance with E.D. Mich. L.R. 7.1, plaintiff has made demand upon the attorneys for the defendants, explaining the nature of the motion and its legal bases and requested but did not obtain concurrence in the relief sought.

WHEREFORE, plaintiff respectfully prays that the Court **ORDER** and **DECREE**, as set forth in the proposed order attached as Exhibit "28", that:

Defendants and their respective officers, agents, servants, employees, and attorneys, and all persons who are in active concert or participation with any of the foregoing, be enjoined during the pendency of this action from doing any of the following:

a) Directly or indirectly violating Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;

b) Making any false or misleading statements in any proxy materials;

c) Exercising any proxy, consent or authorization with respect to UAHC's securities, obtained through any misleading or incomplete proxy materials of UAHC;

d) voting all shares of UAHC common stock beneficially owned by St. George, or alternatively voting the shares of UAHC common stock owned or controlled by defendant John M. Fife that constitute a "Control Share Acquisition" (1,570,935 shares), at UAHC's Annual Meeting, scheduled for April 23, 2010;

e) implementing the Voting and Standstill Agreement, dated March 19, 2010, between UAHC and St. George, including said agreement's purported voting trust and irrevocable proxy; and

f) any and all other such acts as this Court deems appropriate for injunctive relief.

Respectfully submitted,

Dated: April 5, 2010

By: /s/ J. Adam Behrendt (P58607)
Michael B. Lewiston (P16643)
Bodman LLP
201 W. Big Beaver Road, Suite 500
Troy, MI 48084
(248) 743-6000
jbehrendt@bodmanllp.com
mlewiston@bodmanllp.com
Attorneys for Plaintiff Strategic Turnaround Equity Partners, L.P. (Cayman)

MEMORANDUM OF LAW IN SUPPORT OF
PLAINTIFF'S EMERGENCY MOTION FOR PRELIMINARY INJUNCTION

I. ISSUES PRESENTED

1. Whether the Court should enjoin defendants from exercising any proxy, consent or authorization with respect to the securities of defendant Untied American Healthcare Corporation ("UAHC"), obtained through any misleading or incomplete proxy materials of UAHC in violation of Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

Plaintiff answers: Yes

Defendants answer: No.

2. Whether the Court should enjoin defendants from voting all shares of UAHC common stock beneficially owned by defendant St. George Investments, L.L.C., or alternatively, voting the shares of UAHC common stock owned or controlled by defendant John M. Fife that constitute a "Control Share Acquisition" (1,570,935 shares), at UAHC's Annual Meeting, scheduled for April 23, 2010, which voting would be in breach of Article XIX of UAHC's Restated Articles of Incorporation.

Plaintiff answers: Yes

Defendants answer: No.

3. Whether the Court should enjoin defendants from implementing the Voting and Standstill Agreement, dated March 19, 2010, between UAHC and St. George Investments, L.L.C., including said agreement's purported voting trust and irrevocable proxy, whose provisions breach Articles XV, XVI, and XIX of UAHC's Restated Articles of Incorporation, and violate Chapter 7A of the Michigan Business Corporation Act, and constitute an unlawful vote-buying arrangement.

Plaintiff answers: Yes

Defendants answer: No.

Table of Contents

Most Controlling Authority

Page

CASES

STATUTES

Most Controlling Authority
(continued)

OTHER AUTHORITIES

II. STATEMENT OF FACTS

The Parties

Plaintiff Strategic Turnaround Equity Partners, L.P. (Cayman) ("plaintiff" or "STEP") is an investment fund managed by Gary Herman and Bruce Galloway. Plaintiff first invested in United American Healthcare Corporation ("UAHC" or the "Company") in 2005, and with its affiliates, now own approximately 9.1% of UAHC's shares, the second largest block of UAHC stock.

Defendant UAHC is a Michigan corporation with its headquarters in Detroit, Michigan. UAHC's shares are traded on the NASDAQ Capital Markets Exchange under the symbol "UAHC." Defendant Thomas Goss is a resident of Michigan and Chairman of the Board of UAHC.

Defendant John Fife is an Illinois resident. Through his companies, Mr. Fife owns and controls the largest block of UAHC common stock. The remaining defendants are entities controlled by Mr. Fife that are referred to as the "Fife Group."

Plaintiff's Challenge to the Incumbent Board

Defendant UAHC has a staggered board with seven members, each serving a three-year term. On July 28, 2009, plaintiff STEP announced that it would nominate three candidates for election to the Board of UAHC, including a challenge for the seat held by defendant Goss. (Ex. 7) This nomination was timed to meet the advance notice requirements for the 2009 Annual Meeting, which should have occurred twelve months after the last meeting, i.e., in November 2009. UAHC's Board, however, refused to schedule the Company's Annual Meeting in November, breaking with a decade long practice. (Ex. A ¶ 11) The Board's delay provided a buying opportunity for defendant Fife.

The Emergence of the Fife Group

On November 24, 2009, defendant Fife and his companies filed their initial Schedule 13D with the SEC, disclosing their collective ownership of 838,833 shares of UAHC common stock, representing approximately 10.31% of the issued and outstanding shares. (Ex. 8) According to the initial filing, the Fife Group began to purchase shares on October 1, 2009. The trading data on their Schedule 13D disclosed that on October 20, 2009, the Fife Group acquired 3% of UAHC's common stock and became subject to the anti-greenmail provisions in UAHC's Restated Articles of Incorporation (the "Restated Articles"), namely Article XV. (Exs. 1 p. 8; 8 p. 8) On November 17, 2009, the Fife Group acquired 10% of UAHC's common stock and became an "Interested Shareholder" under Article XVI of the Restated Articles and under Article 7A of the Business Corporation Act, M.C.L. § 450.1780. (Ex. A ¶ 13)

In the ensuing weeks, Mr. Fife began a dialogue with UAHC. Defendant UAHC's proxy materials disclose that Mr. Fife and "representatives" of UAHC discussed "various proposals for collaboration" throughout January, February and March 2010. Defendant Goss was the key player for UAHC in these talks. (Ex. A ¶ 17)

As the parties' discussions progressed, defendant Fife and his companies continued to purchase UAHC shares at a rapid pace. By January 28, 2010, the Fife Group's acquisitions totaled 20% of UAHC's common stock. (Exs. 15; 12 p. 9) All shares purchased in excess of the twenty percent level thus became "Control Shares" within the meaning of Article XIX of the Restated Articles; these shares and those acquired 90 days earlier (between October 29, 2009 and January 27, 2010) constitute a "Control Share Acquisition" under Article XIX of the Restated Articles. Defendant Fife's acquisition binge concluded on February 8, 2010, by which time he had amassed 23.1% of UAHC voting stock or approximately 1.88 million shares. (Ex. 13) Of those shares, at least 1,570,935 shares are part of a "Control Share Acquisition" and, by virtue of

Article XIX of the Restated Articles, ineligible to vote on corporate matters. (Exs. A ¶ 15; 1 Art. XIX) Defendants, however, have decided to proceed as if UAHC's Restated Articles did not exist.

Throughout his rapid accumulation of a control block, defendant Fife engaged in repeated violations of the federal securities laws. SEC regulations require prompt amendment each time a Schedule 13D filer sells or purchases an additional one percent of the Company's voting stock (17 C.F.R. § 240.13d-2(a)). The Fife Group regularly tripped this limit without filing any amendments. (Exs. A ¶ 16; 15) As a 10% shareholder, Fife was also obligated to file a Form 3 pursuant to Section 16(a) of the Securities Exchange Act of 1934, 15 U.S.C. § 78p(a), no later than November 19, 2009 and then update his filing with each share purchase. 17 C.F.R. § 240.16a-3(g)(1). Fife ignored his legal obligation to make these critical filings until March 22, 2010, when he and his affiliated companies at last filed their initial Form 3. (Ex. 16) His repeated failure to make timely filings concealed his activities from the market and facilitated his amassing a large block of shares at favorable price.

Defendant Fife's illegal conduct continues his disregard for the federal securities laws. In August 2007, the SEC obtained a judgment against him for securities fraud. (Ex. 5) The SEC later entered an order barring Fife from association with any investment advisor. (Ex. 6) The fraud involved, among other things, the use of shell companies that concealed Fife's role and enabled him to engage in unlawful trades at the expense of others.

UAHC's Vote Buying Agreement with the Fife Group

On January 12, 2010, UAHC announced at last that its 2009 Annual Meeting would be held April 23, 2010, with a record date of February 22, 2010. (Ex. 17) Chairman Goss promptly went to work to rig the election and squelch STEP's opposition slate. On March 19, 2010, UAHC announced that it had entered into a Voting and Standstill Agreement (the "Voting

Agreement") with defendant St. George, a Fife-controlled entity that was formed to hold the Fife Group's shares. (Ex. 18) The core of the deal is simple: Use UAHC's funds, namely shareholder money, to buy the Fife Group's vote. The Fife Group had a simple goal too, use its power as a control shareholder to extract benefits from UAHC, regardless of the rights of other shareholders.

On March 19, 2009, the Fife Group assigned all of its shares to another Fife-entity, defendant St. George Investments, LLC ("St. George"). (Ex. 19) In Sections 3.1 and 3.2 of the Voting Agreement, defendant St. George agrees to vote the Fife Group shares "with respect to any matter coming before the shareholders for a vote as recommended by a majority of the Board." (Ex. 18 § 3.1) As a result, UAHC's Chairman and his board allies may now vote the Company's largest block of common stock for their own re-election, or alternatively to approve any deal that the Board proposes. Given the size of the share block, the proxy could determine the outcome of any matter calling for shareholder action. (Ex. A ¶ 19)

To achieve these results, Chairman Goss and his allies on the UAHC Board simply used shareholder funds to buy the Fife Group vote. First, UAHC has agreed to give the Fife Group the right to "put the Shares" that it owns — approximately 1.9 million shares — to UAHC at $1.25 per share at any time between October 1, 2011 and March 31, 2012. (Exs. A; 18 § 5.1) The Fife Group may also acquire up to 35% of UAHC's outstanding shares, or approximately 1 million more shares, which may be sold to UAHC at the same price. In other words, the Fife Group may continue to purchase shares in the open market and obtain a guaranteed profit when it "puts" them to UAHC. The average purchase price for the Fife Group's current holdings is approximately $1.00 per share. (Ex. 15) The put thus guarantees defendant Fife a hefty profit.

The Voting Agreement also contains a call provision under which UAHC may purchase the Fife Group's shares at $1.13 per share through June 30, 2011. (Ex. 18 § 6.1) The call price increases to $1.25 per share between July 1 and September 30, 2011. As a practical matter, UAHC will be under economic pressure to exercise the call before June 30, 2011, if only to avoid paying more when the put comes due.

The Voting Agreement does more than guarantee defendant Fife a profit. It also insulates him from market risk and ongoing mismanagement by the incumbent Board. On the day that the UAHC Board approved the deal (March 19, 2010), UAHC shares closed at $1.06. (Ex. 20) While UAHC's other shareholders will suffer if its share price continues to drop, these losses will not affect the Fife Group. They have a guaranteed buyer at $1.25 per share.

The Voting Agreement contains other harmful provisions that, on their face, exist solely to benefit existing management. In Section 8.1, UAHC may exercise a "Preferred Call" to obtain $600,000 from the Fife Group and in exchange issue preferred stock convertible into common stock. (Ex. A ¶ 22) A review of UAHC's balance sheet indicates that it has no need to obtain cash, much less a minimal amount like $600,000. (Exs. A ¶ 22; 22) The "Preferred Call" in reality empowers the Board to place additional shares in the hands of defendant Fife, which can be converted into common stock and then voted at management's discretion.

As set forth below, all of these provisions violate UAHC's Restated Articles and Michigan law.

UAHC's Proxy Statement and its Belated 2009 Annual Meeting

On March 24, 2010, plaintiff mailed its proxy statement to UAHC shareholders, along with a cover letter addressing the merits of the competing slates. (Ex. 23)

On March 22, 2010, defendant UAHC filed its preliminary proxy material with the SEC (the "UAHC Proxy"). (Ex. 24) Under SEC regulations, defendant UAHC and its Chairman,

defendant Goss, will soon be permitted to disseminate the UAHC Proxy. The document is now available for UAHC shareholders to review at www.sec.gov. The UAHC Proxy is replete with misleading statements and material omissions. Among other things, the UAHC Proxy fails to disclose that defendant Fife is a "participant" in the UAHC solicitation, within the meaning of SEC regulations. As a "participant," defendants UAHC and Fife are obligated to make a host of material disclosures, none of which appear in the UAHC Proxy. More important, if defendant Fife were disclosed as a participant, shareholders would have full knowledge of the Board's involvement with a person with a history of fraud.

The UAHC Proxy also contains a misleading description of the Voting Agreement between UAHC and the Fife Group. (Complaint ¶ 33) Among other things, the UAHC Proxy fails to disclose that, under the Restated Articles, the Voting Agreement requires shareholder approval to implement all of its material terms. As set forth in detail below, the put and call are prohibited under the "anti-greenmail" provisions in the Restated Articles; the put, call and the "Preferred Call" all constitute a "business combination" requiring shareholder approval; and the "Control Share Acquisition" held by the Fife Group cannot be voted at all, absent shareholder approval. These highly material facts are not disclosed in the UAHC Proxy. The UAHC Proxy states that the put and call provisions will result in sales at "market price," but the exercise price is in fact a negotiated figure dressed up with an appealing name. (Complaint ¶ 33) The term itself is deceptive. Significantly, the UAHC Proxy does not disclose that the put price is, in fact, \$1.25 per share; that the call price is, in fact, \$1.13 per share; and that both of these prices are at substantial premiums to the closing price on March 19, 2010, the date on which the Voting Agreement was signed.

The UAHC Proxy also fails to apprise shareholders of the highly material impact that the Voting Agreement will have upon UAHC's finances. For example, under the Voting Agreement, defendant Fife may acquire up to 35% of UAHC common stock, and also receive more shares through the "Preferred Call." The tender of all of these shares under a put would cost UAHC more than $4 million, representing more than 30% of its available cash, as of December 31, 2009.

The UAHC Proxy also states that Mr. Fife will be available to assist the Company "in identifying merger and acquisition opportunities without requiring any finders or similar fees." The UAHC Proxy further advises that "Mr. Fife and its affiliates have significant experience with mergers and equity and debt investments in public and private companies." The UAHC Proxy, however, fails to advise UAHC shareholders that Mr. Fife is subject to an SEC order barring him from associating with any investment advisor as well as an SEC judgment arising from securities fraud. These highly material facts are necessary to appreciate that the services from the Fife Group are illusory.

III. PLAINTIFF IS ENTITLED TO A PRELIMINARY INJUNCTION

A. The Standard for a Preliminary Injunction

When determining whether to issue a preliminary injunction, the Court must typically consider four factors: "(1) the likelihood that the party seeking the preliminary injunction will succeed on the merits of the claim; (2) whether the party seeking the injunction will suffer irreparable harm without the grant of the extraordinary relief; (3) the probability that granting the injunction will cause substantial harm to others; and (4) whether the public interest is advanced by the issuance of the injunction." *Washington v. Reno*, 35 F.3d 1093, 1099 (6th Cir. 1994); *Simon Property Group v. Taubman Centers*, 261 F.Supp.2d 919, 928 (E.D. Mich. 2003).

These four considerations "are factors to be balanced, not prerequisites that must be met. No single factor will be determinative as to the appropriateness of equitable relief... A district court is required to make specific findings concerning each of the four factors, unless fewer factors are dispositive of the issue." *Six Clinics Holding Corp., II v. Cafcomp Systems, Inc.*, 119 F.3d 393, 399 (6th Cir. 1997).

B. The UAHC Proxy Is False and Misleading

A claim under Section 14(a) is established where, as here, (i) proxy solicitation materials contain false or misleading statements of material facts or omit to state material facts necessary in order to make the statements not false or misleading; (ii) the misstatement or omission of material facts was the result of knowing, reckless or negligent conduct; and (iii) the proxy solicitation was an essential link in effecting the proposed corporate action. *See General Elec. Co. By Levit v. Catchart*, 980 F.2d 927, 932 (3d Cir. 1992); *Wilson v. Great Am. Indus., Inc.*, 855 F.2d 987, 995 (2d Cir. 1988); *In re General Tire and Rubber Co. Securities Litigation*, 726 F.2d 1075, 1081-1082 (6th Cir. 1984); *Dann v. Studebaker-Packard Corp.*, 288 F.2d 201, 206-207 (6th Cir. 1961). In the context of a proxy contest, Courts hold that a proxy statement violates Section 14(a) if it misrepresents or omits information that "a reasonable shareholder would consider... important in deciding how to vote." *Tracinda Corp. v. DaimlerChrysler A.G.*, 502 F.3d 212, 228 (3d Cir. 2007); *Shaev v. Saper*, 320 F.3d 373, 379 (3d Cir. 2003).

Defendants' groundless claim to have already received a proxy for 23% of UAHC's share is highly misleading. Such claims are proscribed by 14(a). In particular, inaccurate statements as to votes already received are inherently misleading. *Lone Star Steakhouse & Saloon, Inc. v. Adams*, 148 F.Supp.2d 1141, 1151-52 (D.Kan. 2001) (false statements as to shareholder support intended to create a "bandwagon" effect on voting shareholders are a violation of federal securities laws).

SEC Regulations also require disclosure of any person who is a "participant" in the proxy solicitation, a term that includes: "any person who enters into any… arrangements, pursuant to any contract or understanding with a participant, for the purpose of financing or otherwise inducing the purchase, sale, holding or voting of securities of the registrant by any participant or other persons, in support of or in opposition to a participant…" 17 C.F.R. § 240.14a-101, Item 4, Instruction 3(v) (2010). Similarly, Items 4(b)(2) and 5(b)(1) of Schedule 14A require disclosure of each "participant" in a proxy solicitation and detailed information regarding those participants.

The UAHC Proxy falls short of these standards. It fails to disclose Mr. Fife as a "participant," even though he has committed an asset worth far more than $500 to the UAHC campaign, namely, the shares that he controls. (Ex. 24, App. A) The UAHC Proxy also contains deficient and misleading descriptions of the Voting Agreement, as more fully explained in the Complaint and the Declaration of Mr. Herman.

For these reasons, plaintiff has established a likelihood of success on its First Claim for Relief.

C. <u>Article XIX of the Restated Articles Prohibits Voting the Fife Group Shares</u>

Article XIX of the Restated Articles adopts broad protections for UAHC shareholders when another shareholder acquires more than 20% of the outstanding voting stock, especially when that acquisition is in a rapid fashion. (Ex. 1 at 14-15) Specifically, Article XIX incorporates by reference the protections of the former Control Share Acquisitions Chapter of the Michigan Business Corporation Act, Chapter 7B ("Chapter 7B"). (Ex. 1 § 1) Article XIX provides that these protections shall continue even if the statute is repealed, which in fact occurred on January 6, 2009. (Ex. 1 Art. XIX § 1) (*See* P.A. 402, 2008 Leg. (Ms. 2009))

Chapter 7B was modeled on an Indiana statute, whose constitutionality the United States Supreme Court upheld in *CTS v. Dynamics Corp. of Americas*, 481 U.S. 69 (1987). *See Simon Property Group, Inc.*, 240 F.Supp.2d at 645. Indeed, prohibitions on acquisitions above specified levels are commonplace in the corporate world, either by statute or by a "share rights" plan. *See* 8 Del. C. § 203; N. Y. Bus. Corp. § 912; *Moran v. Household Intern., Inc.*, 500 A.2d 1346, 1348 (Del. 1985) (upholding rights plan blocking acquisition in excess of 15%); *Selectica, Inc. v. Versata Enterprises, Inc.*, C.A. No. 4241-VCN, 2010 WL 703062, at *25 (Del. Ch. Feb. 26, 2010) (allowing Board to trigger rights plan where shareholder exceeded 5% ownership).

Chapter 7B is designed to dissuade shareholders from acquiring more than 20% of the shares of a company without shareholder consent; it provides that shares above this level, and those acquired in the preceding 90 days, may not be voted unless shareholders approve rights to vote the shares. M.C.L. § 450.1790(2), part of Chapter 7B, defined "control shares" as those having "voting power" of 1/5 or more but less than 1/3 of all voting power." The Fife Group met this standard when it crossed the twenty percent ownership level on January 29, 2010. The Fife Group's shares in excess of the twenty percent level are therefore "Control Shares" within the meaning of Article XIX of UAHC's Restated Articles and former M.C.L. § 450.1790.

The acquisition in which the Fife Group acquired their "Control Shares" constitutes a "Control Share Acquisition" within the meaning of Article XIX, incorporating former M.C.L. § 450.1791(1). Moreover, "shares… acquired within a 90-day period... are considered to have been acquired in the same acquisition" and are also part of the Control Share Acquisition. *See* M.C.L. § 450.1791(2); Schulman, *Michigan Corporate Law & Practice* § 7B.3 at 299 (Aspen 2009) ([s]hares acquired within a ninety day period… are considered to have been acquired in

the same acquisition."). Here, the Control Share Acquisition includes 1,570,935 shares acquired after October 29, 2009. (Ex. A ¶ 15)

Under former M.C.L. § 450.1791(2), "control shares" acquired in a "control share acquisition" have *only* such voting rights as conferred by section 798. Section 798, i.e., M.C.L. § 450.1798, prohibits voting of these shares absent approval by "a majority of the votes" of each class of voting stock. Here, there was no shareholder approval for the Fife Group's Control Share Acquisition, and hence those shares may not be voted.

In addition, defendants Fife and Iliad Research and Trading, L.P. assigned all of their UAHC shares to defendant St. George on March 19, 2010, also without shareholder approval. (Ex. 19) As a result, on that date, St. George acquired "Control Shares" in a "Control Share Acquisition." This Control Share Acquisition encompasses all shares owned by the Fife Group.

Pursuant to Section 3.23 of the Voting Agreement, the Fife Group purports to give UAHC's Secretary an irrevocable proxy to vote *all* shares of common stock that were owned by the Fife Group and conveyed to St. George. (Ex. 18 § 3.23) UAHC has announced that it intends to vote these shares at the Annual Meeting. This grant, and the proposed vote, are a clear breach of Article XIX, and a violation of plaintiff's rights as a shareholder. Articles of incorporation and other corporate formation documents are contracts between the corporation and its shareholders and between the shareholders themselves. *Benihana of Tokyo, Inc.* v. *Benihana, Inc.*, 906 A.2d 114, 120 (Del. 2006); *In re Explorer Pipeline Co.*, 781 A.2d 705, 713 (Del. Ch. 2001); *See Lane v. Addison Community Physician Services Association*, 2003 WL 22359647, at *5 (Mich. Ct. App. Oct. 16, 2003) (applying contract law to interpret articles of incorporation); 1A Fletcher Cyc. Corp. § 136 (2010) ("no contract, other than the articles of incorporation, which themselves constitute a contract, is necessary to create a corporation").

As such, the articles of incorporation must be enforced as against these parties according to its terms. *See Ewie Company, Inc. v. Mahar Tool Supply, Inc.*, 483 Mich. 905, 762 N.W.2d 160 (Mich. 2009) (enforcing termination date specified in articles of incorporation); *Fletcher v. Kentucky Inns, Inc.*, 88 Mich.App. 456, 461, 276 N.W.2d 619, 621 (Mich. Ct. App., 1979) (enforcing 30-day option period required by articles of incorporation). Courts uniformly honor a shareholder's right to compel a corporation to comply with its own articles of incorporation. *See, e.g. Kaiser Aluminum Corp. v. Matheson*, 681 A.2d 392 (Del. Supr., 1996) (preferred shareholders granted preliminary injunction barring corporation from implementing recapitalization plan in violation of articles); *Carmody v. Toll Bros., Inc.*, 723 A.2d 1180 (Del.Ch. 1998) (upholding shareholder challenge to "dead hand" provision in a rights plan as violating articles).

Plaintiff has thus established that it will likely succeed in its Second Claim for Relief.

D. The Voting Agreement Breaches Article XV of the Restated Articles

Article XV of the Restated Articles provides broad protections against "greenmail" transactions. As UAHC's Prospectus explains, "the Articles also contain provisions intended to prevent a practice popularly known as 'greenmail,' whereby a shareholder attempts to force management to buy back shares in the Company at a premium over market price by threatening a takeover of the Company." (Ex. 3 p. 34) Section 1 of Article XV of the Restated Articles thus prohibits UAHC from purchasing "at a price above Market Price… any shares of any class… of [UAHC] capital stock from any Selling Stockholder…." (Ex. 1) Section 2(a) of Article XV defines a "Selling Shareholder" as any person that beneficially owns "3% or more of the class of capital stock to be acquired…" (*Id.* at 8-9) Section 2(d) defines the "Market Price" as "the average closing sale price during the 30-day period immediately preceding the date in question

of a share of [UAHC's] capital stock on the principal United States securities exchange registered under the 1934 Act on which such stock is listed."

Defendants John Fife, St. George and the Fife Group are each a "Selling Shareholder" for the purposes of Article XV. In Section 5.1 of the Voting Agreement, UAHC has agreed to purchase the Fife Group's shares at "the Put Price," which is $1.25 per share, if the Fife Group so elects. This price cannot be reconciled with the "Market Price" required by the Restated Articles. When the put is exercised, the "Market Price" will no doubt be lower than $1.25, or else the Fife Group would not exercise.

The call option in Section 6.1 of the Voting Agreement suffers from the same defect; as it permits the Board to purchase the Fife Group's shares at either $1.13 per share or $1.25 per share, irrespective of the "Market Price" as defined in Section 2(d) of Article XV of the Restated Article.

The put and call also breach Section 3 of Article XV of the Restated Articles. (Ex. 1) This provision requires any share transaction with a "Selling Shareholder" to be on the open market, not through a privately negotiated transaction. The put and call, on their face, will not be open market transactions and therefore breach this provision.

For all of these reasons, plaintiff is likely to succeed on its Third Claim for Relief

E. Article 7A of the Michigan Business Corporation Act and <u>Article XVI of the Restated Articles Prohibit UAHC's Vote-Buying Scheme</u>

Article 7A of the Michigan Business Corporation Act was enacted to protect corporations from being coerced into transactions with "interested shareholders." "In general, chapter 7A precludes certain types of transactions ('business combinations') of a corporation with a ten percent shareholder ('interested shareholder') unless an advisory statement from the corporation's board of directors and specified majority approval by its shareholders are first

obtained." Schulman, *Michigan Corporate Law & Practice* § 7A.1 at 281 (Aspen 2009). The statute defines "Interested Shareholder" as one who "owns, directly or indirectly, 10% or more of the voting power of the outstanding shares of the corporation." M.C.L. § 450.1778(2). Given their combined 23% stock holdings, defendants Fife and the Fife Group constitute an "Interested Shareholder" under Article 7A.

The Voting Agreement violates Article 7A because it involves three different "business combinations" between UAHC and an "Interested Shareholder," the Fife Group, without approval by UAHC shareholders.

First, the put and call each involve the "issuance or transfer of ... equity securities" by UAHC. Under M.C.L. § 450.1776, a "Business Combination" includes:

> (c) The *issuance or transfer by the corporation*, or any subsidiary, in 1 transaction or a series of transactions, of *any equity securities* of the corporation or any subsidiary which have an aggregate market value of 5% or more of the total market value of the outstanding shares of the corporation to any interested shareholder..., other than the corporation or any of its subsidiaries.... (emphasis added)

The term "equity security," includes "[a]ny put, call, ... or other option or privilege of buying an equity security from or selling an equity security to another without being bound to do so." M.C.L. § 450.1778. By issuing the call and put, UAHC has therefore issued an "equity security." The exercise of the put or call will also involve "a transfer by the corporation" of an equity security, namely the Fife Group shares. On March 19, 2010, the date that UAHC's Board approved the Voting Agreement, the aggregate market value of its common stock was \$8,626,177 (\$1.06 x 8,137,903 shares). (Exs. 20; 22 at 3 of 23) The put and call each involve far more than 5% of this amount, all without approval by UAHC's shareholders under M.C.L. § 450.1780.

Second, Section 8.1 of the Voting Agreement grants UAHC a "Preferred Call" through which UAHC may require the Fife Group to advance $600,000 to UAHC in exchange for preferred stock convertible into common shares. The term "equity security" also includes "any security convertible, with or without consideration, into an equity security." M.C.L. § 450.1778(2). The Preferred Call thus also involves the issuance of UAHC's "equity securities" with an aggregate market value of 5% or more of the total market value of UAHC's shares, also without the approval required by M.C.L. § 450.1780.

Third, M.C.L.§ 450.1776 also defines "Business Combination" to include:

> (b) Any sale, lease, *transfer, or other disposition,* except in the usual and regular course of business, in 1 transaction or a series of transaction in any 12-month period, to any *interested shareholder* or any affiliate of any interested shareholder, other than the corporation or any of its subsidiaries, of any assets or the corporation or any subsidiary having, measured at the time the transaction or transactions are approved by the board of directors of the corporation, an aggregate book value as of the end of the corporation's most recently ended fiscal quarter of 10% or more of its net worth. (emphasis added)

The put and call arrangements in the Voting Agreement each involve a "sale... transfer or other disposition, [not] in the usual and regular course of business... to [an] interested shareholder... of... assets of the corporation," which assets are more than 10% of UAHC's "net worth." According to UAHC's Form 10-Q for the quarter ending December 31, 2009, UAHC's net worth was $12,533,000, representing the excess of its recorded assets over recorded liabilities. (Ex. 24 at 5 of 23) The put and call options require UAHC to dispose of at least $2,108,493 (1,882,583 x $1.12) in cash, and as much as $3,560,332 if the Fife Group acquires 35% of UAHC's common stock. In fact, UAHC is required to reserve over $2 million to honor the Fife Group's put. Further, as the put and call arrangement go to the heart of the Voting Agreement, it is appropriate to enjoin implementation of all parts of the Voting Agreement, including its purported voting

trust and irrevocable proxy. *Trembowicz v. Production Stamping*, Inc., 1997 WL 33347893, at *3 (Mich. App. June 13, 1997) (entire agreement held invalid where single covenant, which violated statutory provision, was essential part of the agreement).

In Article XVI, the Restated Articles incorporate Article 7A of the Michigan Business Corporation Act by reference, thereby assuring UAHC shareholders even greater protection. Once this Court determines that defendants have violated Chapter 7A, it must also find that they have breached Article XVI of the Restated Articles.

For these reasons, plaintiff is likely to succeed on the merits of its claim that the Voting Agreement violates Article 7A of the Business Corporation Act (Count IV in the Complaint) and breaches Article XVI of the Restated Articles (Count V of the Complaint).

F. The Fife/UAHC Vote Buying Scheme Is Illegal Per Se

Courts have long recognized that directors may not use corporate funds to purchase shareholder votes. Such conduct is repugnant to corporate governance and would render both the right to vote, and to equal participation in corporate distributions, illusory. *Chew v. Inverness Management Corp.*, 352 A.2d 426, 430 (Del. Ch. 1976) ("to allow voting rights that are bought to be exercised is against public policy, and would be in fraud of the other stockholders"); *Hall v. John S. Isaacs & Sons Farms, Inc.,* 146 A.2d 602, 613 (Del. Ch. 1958) ("shareholder votes may not be purchased for any consideration personal to the stockholder"); *Macht v. Merchants Mortgage & Credit Co.*, 194 A. 19, 22 (Del.Ch. 1937) (same). In *Schreiber v. Carney*, the Delaware Chancery Court ruled that vote-buying is illegal per se if "the object or purpose is to defraud or in some way disenfranchise the other stockholders." 447 A.2d 17, 25-26 (Del. Ch. 1982).

The purpose behind the Voting Agreement is crystal clear: Pay a premium to one shareholder to assure his irrevocable proxy. (Ex. B) If UAHC wished to buy shares, it could do

so from all shareholders. While defendants tout the Voting Agreement as a favorable deal for the Company, they provide no explanation of its benefits or business purpose, or why one shareholder should receive a guaranteed profit on his shares while all others are left to endure the risk of ongoing mismanagement. If the Fife Group supports the Board, it should bear the same risks as all other shareholders.

Accordingly, plaintiff has established a likelihood of success on its Sixth Claim for Relief.

G. Plaintiff Will Suffer Irreparable Harm Absent an Injunction

First, it is well established that "[i]rreparable injury results from the use of materially false and misleading proxies when the free exercise of shareholders' voting rights will be frustrated," and where, as here, "shareholders would [be] deprived of their statutory right to be free from deceptive proxy solicitations and their corresponding right to an informed vote." *Lichtenberg v. Besicorp Group, Inc.*, 43 F. Supp. 2d 376, 390-91 (S.D.N.Y. 1999) (finding irreparable harm supported granting of a preliminary injunction). As the Second Circuit explained in *Consolidated Gold Fields PLC v. Minorco, S.A.*, 871 F.2d 252, 261 (2d Cir. 1989):

> Erring on the side of granting the injunction becomes especially imperative in corporate control contests because . . . it becomes difficult, and sometimes virtually impossible, for a court to 'unscramble the eggs'."

See also Homac, Inc. v. DSA Financial Corp., 661 F.Supp. 776, 783 (E.D. Mich. 1987) ("Once the company has been taken over, courts can rarely if ever 'unscramble the eggs'").

Where the wrong complained of threatens to influence the outcome of a shareholder vote on corporate control, as here, there is irreparable harm for purposes of issuing a preliminary injunction enjoining the commission of the wrong. In *Simon Property Group, Inc.*, 261 F.Supp.2d at 944. the Court found irreparable harm in just such circumstances, supporting grant

of a preliminary injunction against the voting of a group's shares, aggregated pursuant to a "control share acquisition," in violation of former Chapter 7B of the Business Corporation Act. The Court concluded that to permit the voting of those shares would have precluded the plaintiff's "from making a meaningful tender offer to [the issuer's] stockholders due to the Taubman family's wrongful exercise of its collective voting rights to block shareholders from considering the offer." *Id.* Similarly, here, if UAHC is permitted to vote St. George's proxy for 23% of UAHC's shares for the incumbent Board candidates, the proxy would threaten to make the candidacy of the rival candidates meaningless. Further, once UAHC exercised the proxy and its incumbents were elected, it would be very difficult for the Court to "unscramble the eggs."

Plaintiff's claims under the Restated Articles also go directly to voting matters that will likely affect the outcome of the Annual Meeting. Absent an injunction assuring that defendants will comply with Michigan law and UAHC's corporate charter, plaintiff will have no remedy at all. Plaintiff has waited eighteen months for the 2009 Annual Meeting of UAHC shareholders and the next meeting may not occur until late 2011. If defendants succeed in using shareholders funds to re-elect the incumbents, UAHC itself may run out of time and opportunities.

H. <u>The Injunction Advances the Public Interest, Without Harm to Others</u>

The proposed injunction will not cause harm to others. Plaintiff asks only that defendants comply with the Restated Articles of UAHC and Michigan law. No prejudice could arise from the Company's abiding by its own corporate charter. Nor can Mr. Goss or Mr. Fife complain that they are directed to do so, since both have been on notice of its requirements. The absence of an injunction, by contrast, will force plaintiff to bear extreme hardship. It must wait another 18 months — or more — for the next shareholder meeting. In the meantime defendants will be able to dominate UAHC and squander its resources.

Public policy also weighs in favor of the injunction. Plaintiff seeks to enforce Article 7A of the Business Corporation Act and the Restated Articles. The public has a strong interest in having corporations comply with their charters and Michigan law. The vote-buying deal that rests at the heart of the Voting Agreement, moreover, is repugnant to fair play and sound corporate governance. "Any agreement by a shareholder to sell his or her vote, or to vote in a certain way, for a personal consideration is contrary to public policy and void." 5 Fletcher Cyc. Corp. § 2066 (2010).

IV. CONCLUSION

For the foregoing reasons, plaintiff respectfully requests that the Court grant its emergency motion for a preliminary injunction.

Dated: April 5, 2010

Respectfully submitted,

By: /s/ J. Adam Behrendt (P58607)
Michael B. Lewiston (P16643)
Bodman LLP
201 W. Big Beaver Road, Suite 500
Troy, MI 48084
(248) 743-6000
jbehrendt@bodmanllp.com
mlewiston@bodmanllp.com
Attorneys for Plaintiff Strategic Turnaround Equity Partners, L.P. (Cayman)

CERTIFICATE OF SERVICE

I hereby certify that on April 5, 2010 I electronically filed the foregoing papers with the Clerk of the Court using the ECF System which will send notification of such filing to:

Brian T. Quinn
Honigman Miller Schwartz and Cohn LLP
222 N. Washington Square, Ste 400
Lansing, MI 48933
bquinn@honigman.com
Attorney for defendants United American Healthcare Corporation and

Kenneth T. Brooks
Honigman Miller Schwartz and Cohn LLP
222 N. Washington Square, Ste 400
Lansing, MI 48933
bquinn@honigman.com
Attorney for defendants United American Healthcare Corporation and Thomas Goss

I hereby certify that on April 5, 2010 I also sent copies of the foregoing papers via first class mail to the following:

St. George Investments, LLC
c/o James Delahunt, Resident Agent
5812 S. Homan Ave.
Chicago, IL 60629

Fife Trading, Inc.
c/o Alan B. Roth, Registered Agent
225 West Wacker Dr.
Suite 2800
Chicago, IL 60606

John Fife
303 East Wacker Dr.
Suite 311
Chicago, IL 60601

Iliad Research and Trading, L.P.
1209 Orange Street
Wilmington, DE 19801

Iliad Management, LLC
2711 Centerville Road
Suite 400
Wilmington, DE 19808

/s/ J. Adam Behrendt
J. Adam Behrendt (P58607)
201 West Big Beaver Road, Suite 500
Troy, Michigan 48084
(248) 743-6000
jbehrendt@bodmanllp.com